Exhibit 99.1
Niklas Zennstrom Steps Down as CEO of Skype
     San Jose, California — October 1, 2007 — eBay Inc. (Nasdaq: EBAY) today announced that Niklas Zennstrom has stepped down as CEO of Skype. Zennstrom, who co-founded Skype in 2003, will become non-executive chairman of the Skype Board of Directors. Michael van Swaaij, eBay’s Chief Strategy Officer, will become acting CEO until a permanent successor is found. Russell Reynolds Associates is conducting the search for Zennstrom’s replacement.
Henry Gomez, Skype’s President, who remained a Senior Vice President at eBay during his two-year tenure at Skype, will return to eBay as Senior Vice President for Corporate Affairs, reporting to President and CEO Meg Whitman.
eBay also announced that it has paid €375 million (approximately $530 million) to settle all of its future obligations under the earn-out agreement signed with certain Skype shareholders when eBay acquired Skype in 2005. The earn-out agreement provided for payments of up to approximately €1,200 million (approximately $1,700 million) based upon specific active user, revenue and gross profit targets that were to be achieved in 2008 and the first half of 2009. eBay believes that the €375 million payment is reasonable given the progress and anticipated rapid growth of Skype’s active user base.
eBay expects that the €375 million payment (approximately $530 million), together with an additional amount of €630 million (approximately $900 million), will be taken as an impairment charge to be recorded as part of its Q3 financial results.
The above-mentioned dollar amounts are based on an exchange rate of €1 to $1.41.
About eBay Inc.
Founded in 1995, eBay Inc. connects hundreds of millions of people around the world every day, empowering them to explore new opportunities and innovate together. eBay does this by providing the Internet platforms of choice for global commerce, payments and communications. Since its inception, eBay has expanded to include some of the strongest brands in the world, including eBay, PayPal, Skype, Shopping.com, and others. eBay is headquartered in San Jose, California.
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Investor Relations Contact:	Tracey Ford	tford@ebay.com
Media Relations Contact:	Hani Durzy	hdurzy@ebay.com